EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Green Thumb Industries Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Subordinate Voting Shares, no par value	Rule 457	(r)	25,169,000	$8.25	$207,644,250	$0.00011020	$22,882.40
Fees Previously Paid	—	—	—		—	—	—	—	—
	Total Offering Amounts					—	$207,644,250	—	$22,882.40
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—	$—
	Net Fee Due					—	—	—	$22,882.40

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the registrant’s Subordinate Voting Shares as reported on OTCQX Best Market on December 28, 2022.

(2)

Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-254745) in accordance with Rules 456(b) and 457(r) under the Securities Act. Pursuant to Rule 424(g)(2) and General Instruction II.F to Form S-3, this prospectus supplement shall be deemed a final prospectus for purposes of the offering of the securities described herein.